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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                            SEC File number: 0-49619

                           NOTIFICATION OF LATE FILING

(Check One)    Form 10-K    Form 20-F    Form 11-K X  Form 10-Q     Form N-SAR
            --           --           --           --            --

                           For Period Ended:   December 31, 2004

                           [   ] Transition Report on Form 10-K
                           [   ] Transition Report on Form 20-F
                           [   ] Transition Report on Form 11-K
                           [   ] Transition Report on Form 10-Q
                           [   ] Transition Report on Form N-SAR
                           For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Peoples Ohio Financial Corporation
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Full Name of Registrant

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Former Name if Applicable

635 South Market Street
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Address of Principal Executive Office (STREET AND NUMBER)

Troy, Ohio 45373
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City, State and Zip Code



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PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X      (a)     The reasons described in reasonable detail in Part III of this
---             form could not be eliminated without unreasonable effort
                or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The Registrant's quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date. The reason for the delay is that the Registrant had not received confirmation from its independent auditors prior to the prescribed due date that it had completed its review.




PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Richard J. Dutton           (937)                 339-5000
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                   (Name)             (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been
         filed? If answer is no identify report(s).  X  Yes       No
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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?       Yes    X  No
                                      ---       ---

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:




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                       PEOPLES OHIO FINANCIAL CORPORATION

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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   February 15, 2005                     By /s/  Richard J. Dutton
                                                --------------------------------
                                                Richard J. Dutton
                                                Chief Financial Officer